Exhibit 99.1

Stewart Reports Second Quarter 2020 Results

- Operating revenues of $506.8 million, an increase of $40.3 million, or 9 percent, compared to the prior year quarter

- Net income of $34.1 million ($32.5 million on an adjusted basis) versus net income of $19.3 million ($21.7 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $1.44 ($1.37 on an adjusted basis) compared to prior year quarter diluted EPS of $0.81 ($0.91 on an adjusted basis)

HOUSTON, July 22, 2020 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported second quarter 2020 net income attributable to Stewart of $34.1 million ($1.44 per diluted share), compared to net income attributable to Stewart of $19.3 million ($0.81 per diluted share) for the second quarter 2019. Second quarter 2020 pretax income before noncontrolling interests was $49.0 million compared to pretax income before noncontrolling interests of $29.4 million for the second quarter 2019.

Second quarter 2020 results included:

  $4.6 million of net realized and unrealized gains recorded in the title segment primarily relating to changes in the fair value of equity securities investments,
  $2.8 million of severance expenses related to cost savings initiatives recorded within employee costs in the title segment, and
  $0.5 million of net realized and unrealized gains recorded in the ancillary services and corporate segment primarily relating to settlements of cost-basis investments.

Second quarter 2019 results included:

  $3.7 million of third-party advisory expenses related to the terminated Fidelity National Financial (FNF) merger transaction included in other operating expenses within the ancillary services and corporate segment, and
  $0.4 million of net realized and unrealized gains: ($0.2) million in the title segment and $0.6 million in the ancillary services and corporate segment.

COVID-19 Update
Stewart continues to take appropriate measures to protect the safety of its customers and employees while monitoring the evolving effects of the COVID-19 pandemic on the national and international fronts. Although uncertainty remains with respect to the ongoing impact of the virus, its duration, and further governmental responses, Stewart, as a company providing an essential service, is committed to helping people safely navigate the real estate closing process. We believe our strong liquidity position will allow us to facilitate our customers' purchase and refinance of real estate should macro-economic conditions become more challenging.

"Our strong quarterly performance was made possible by the loyalty of our customers and the tremendous work of our employees in the face of the pandemic," commented Fred Eppinger, chief executive officer. "Stewart employees tirelessly and creatively provided quality service to our customers despite a challenging environment in so many of our communities. I express gratitude to them for their efforts and perseverance. From a business standpoint, the second quarter was one of the strongest in recent history as refinance transactions remained strong and purchase transactions began to recover in the back half of the quarter. In addition, our agency and international operations posted solid results while our ancillary services businesses benefited from the acquisition of U.S. Appraisals at the end of May."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Total revenues	516.1	472.1	956.0	870.6
Pretax income before noncontrolling interests	49.0	29.4	58.3	22.1
Income tax expense	(11.3)	(7.0)	(13.2)	(4.6)
Net income attributable to noncontrolling interests	(3.5)	(3.0)	(5.7)	(5.0)
Net income attributable to Stewart	34.1	19.3	39.3	12.5
Non-GAAP adjustments, after taxes*	(1.7)	2.4	6.6	2.5
Adjusted net income attributable to Stewart*	32.5	21.7	45.9	15.0
Net income per diluted Stewart share	1.44	0.81	1.66	0.53
Adjusted net income per diluted Stewart share*	1.37	0.91	1.93	0.63

* See Appendix A

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended June 30,
	2020	2019	% Change

Operating revenues	495.6	458.7	8%
Investment income	4.3	5.2	(17)%
Net realized and unrealized gains (losses)	4.6	(0.2)	2,178%
Pretax income	54.8	39.0	40%
Pretax margin	10.9%	8.4%

Title operating revenues in the second quarter 2020 increased $36.9 million, or 8 percent, compared to the prior year quarter. Second quarter 2020 gross independent agency revenues increased $46.6 million, or 20 percent, partially offset by lower direct title revenues of $9.7 million, or 4 percent. Investment income declined in the second quarter 2020 compared to the prior year quarter, primarily due to lower interest rates on short term investments and lower dividend income, primarily relating to the timing of an annual dividend on a cost-basis investment. The segment's net realized and unrealized gains and losses during the second quarters 2020 and 2019 were primarily due to $4.4 million of net unrealized gains and $0.3 million of net unrealized losses, respectively, relating to changes to the fair value of equity securities investments.

With the net increase in title revenues, the segment's overall operating expenses in the second quarter 2020 increased $25.0 million, or 6 percent, primarily driven by a 20 percent increase in agency retention expenses, which was partially offset by a 7 percent reduction in combined title employee costs and other operating expenses. Our average independent agency remittance rate slightly improved to 17.5 percent in the second quarter 2020, compared to 17.2 percent in the second quarter 2019; while combined title employee costs and other operating expenses, as a percentage of title revenues, improved to 39.5 percent in the second quarter, compared to 45.7 percent in the prior year quarter. Title loss expense increased 15 percent in the second quarter 2020, primarily as a result of increased title revenues. As a percentage of title revenues, the title loss expense in the second quarter 2020 was 4.3 percent, compared to 4.1 percent from the prior year quarter.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended June 30,
	2020	2019	% Change

Non-commercial:
Domestic	162.7	148.9	9%
International	20.9	22.4	(7)%
Commercial:
Domestic	30.7	50.3	(39)%
International	3.9	6.3	(38)%
Total direct title revenues	218.2	227.9	(4)%

Direct title revenues decreased primarily as a result of lower commercial transactions, partially offset by elevated refinancing orders which mainly contributed to the increased non-commercial domestic revenues in the second quarter 2020 compared to the prior year quarter. Domestic commercial fee per file in the second quarter 2020 was approximately $9,800, which was 15 percent lower than the second quarter 2019; while domestic residential fee per file was approximately $1,800, a 20 percent decrease from last year's quarter, primarily resulting from a higher mix of refinancing to purchase transactions. Total international title revenues decreased $3.9 million, or 14 percent, primarily due to lower volumes in our Canada and United Kingdom operations.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended June 30,
	2020	2019	% Change

Operating revenues	11.2	7.8	43%
Net realized gains	0.5	0.6	(20)%
Pretax loss	(5.8)	(9.7)	40%

Segment operating revenues improved in the second quarter 2020 versus the prior year's quarter, primarily driven by revenues generated by U.S. Appraisals which was acquired during the second quarter 2020. Revenues from search and valuation services declined $3.6 million, or 48 percent, primarily due to significantly lower orders from several customers. The segment's results for the second quarter 2020 and 2019 included approximately $5.5 million and $9.4 million, respectively, of net expenses attributable to parent company and corporate operations, with the higher expenses in the second quarter 2019 being primarily driven by the FNF merger expenses mentioned above.

Expenses
Consolidated employee costs decreased 2 percent to $137.5 million in the second quarter 2020 from $139.9 million in the second quarter 2019, due to the lower overall average employee counts which primarily lowered salaries and other benefits expenses, partially offset by the severance expenses noted above. As a percentage of total operating revenues, employee costs for the second quarter 2020 improved 290 basis points to 27.1 percent from 30.0 percent in the second quarter 2019.

Other operating expenses decreased 13 percent to $74.6 million in the second quarter 2020 from $86.1 million in the second quarter 2019. This decline primarily resulted from lower outside consulting expenses, lower marketing and travel expenses, and reduced rent and other occupancy expenses. As a percentage of total operating revenues, other operating expenses for the second quarter 2020 improved 370 basis points to 14.7 percent compared to 18.4 percent in the second quarter 2019. Excluding the FNF merger expenses mentioned above, the other operating expenses ratio for the second quarter 2019 would have been 17.7 percent.

Other
Net cash provided by operations improved in the second quarter 2020 to $61.5 million, compared to net cash provided by operations of $31.5 million in the prior year quarter, primarily due to the higher net income generated and lower claim payments in the second quarter 2020.

Other comprehensive income in the second quarter 2020 increased to $20.9 million, compared to other comprehensive income of $7.9 million in the second quarter 2019, primarily due to the fair value recovery of investment securities and improved foreign currency exchange rates during the second quarter 2020.

Second Quarter Earnings Call
Stewart will hold a conference call to discuss the second quarter 2020 earnings at 10:00 a.m. Eastern Time on Thursday, July 23, 2020. To participate, dial (877) 876-9173 (USA) and (785) 424-1667 (International) - access code STCQ220. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 12:00 p.m. Eastern Time on July 23, 2020 until midnight on July 30, 2020, by dialing (800) 839-2435 (USA) or (402) 220-7212 (International) - the access code is also STCQ220.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the timing and effects of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Title revenues:
Direct operations	218,214	227,883	416,496	389,130
Agency operations	277,387	230,817	519,417	445,680
Ancillary services	11,155	7,798	16,616	22,080
Total operating revenues	506,756	466,498	952,529	856,890
Investment income	4,285	5,155	9,503	9,879
Net realized and unrealized gains (losses)	5,064	422	(6,027)	3,826
	516,105	472,075	956,005	870,595
Expenses:
Amounts retained by agencies	228,720	191,091	428,086	367,586
Employee costs	137,528	139,896	273,180	269,151
Other operating expenses	74,613	86,051	146,473	163,207
Title losses and related claims	21,541	18,786	40,172	34,473
Depreciation and amortization	4,061	5,775	8,292	11,764
Interest	622	1,124	1,513	2,288
	467,085	442,723	897,716	848,469
Income before taxes and noncontrolling interests	49,020	29,352	58,289	22,126
Income tax expense	(11,340)	(7,027)	(13,235)	(4,585)
Net income	37,680	22,325	45,054	17,541
Less net income attributable to noncontrolling interests	3,534	3,019	5,731	5,001
Net income attributable to Stewart	34,146	19,306	39,323	12,540

Net earnings per diluted share attributable to Stewart	1.44	0.81	1.66	0.53
Diluted average shares outstanding (000)	23,756	23,758	23,757	23,750

Selected financial information:
Net cash provided (used) by operations	61,470	31,454	50,110	(8,429)
Other comprehensive income	20,888	7,896	6,786	21,657

Monthly Domestic Order Counts:
Opened Orders 2020:	April	May	June	Total	Closed Orders 2020:	April	May	June	Total
Commercial	1,099	1,045	1,281	3,425	Commercial	1,188	855	1,079	3,122
Purchase	15,059	18,422	23,439	56,920	Purchase	11,154	11,364	14,889	37,407
Refinancing	24,768	22,353	25,185	72,306	Refinancing	15,955	16,745	18,433	51,133
Other	144	158	194	496	Other	106	104	107	317
Total	41,070	41,978	50,099	133,147	Total	28,403	29,068	34,508	91,979

Opened Orders 2019:	April	May	June	Total	Closed Orders 2019:	April	May	June	Total
Commercial	1,425	1,677	1,558	4,660	Commercial	1,250	1,625	1,474	4,349
Purchase	22,982	22,455	19,735	65,172	Purchase	14,221	16,404	14,971	45,596
Refinancing	10,425	10,406	12,511	33,342	Refinancing	5,785	6,606	6,363	18,754
Other	425	419	264	1,108	Other	361	363	231	955
Total	35,257	34,957	34,068	104,282	Total	21,617	24,998	23,039	69,654

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	June 30, 2020 (Unaudited)	December 31, 2019
Assets:
Cash and cash equivalents	310,806	330,609
Short-term investments	20,560	23,527
Investments in debt and equity securities, at fair value	645,347	645,039
Receivables – premiums from agencies	29,342	26,405
Receivables – other	41,957	50,067
Allowance for uncollectible amounts	(4,442)	(4,469)
Property and equipment, net	49,846	50,461
Operating lease assets, net	100,353	99,028
Title plants	72,650	72,627
Goodwill	279,857	248,890
Intangible assets, net of amortization	3,843	4,623
Deferred tax assets	4,407	4,407
Other assets	45,708	41,571
	1,600,234	1,592,785
Liabilities:
Notes payable	101,702	110,632
Accounts payable and accrued liabilities	108,394	126,779
Operating lease liabilities	113,292	113,843
Estimated title losses	456,025	459,053
Deferred tax liabilities	33,489	28,719
	812,902	839,026
Stockholders' equity:
Common Stock and additional paid-in capital	190,260	188,279
Retained earnings	589,424	564,392
Accumulated other comprehensive income (loss)	4,087	(2,699)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	781,105	747,306
Noncontrolling interests	6,227	6,453
Total stockholders' equity	787,332	753,759
	1,600,234	1,592,785
Number of shares outstanding (000)	23,699	23,709
Book value per share	32.96	31.52

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Three months ended:	June 30, 2020			June 30, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	495,601	11,155	506,756	458,700	7,798	466,498
Investment income	4,285	-	4,285	5,155	-	5,155
Net realized and unrealized gains (losses)	4,550	514	5,064	(219)	641	422
	504,436	11,669	516,105	463,636	8,439	472,075
Expenses:
Amounts retained by agencies	228,720	-	228,720	191,091	-	191,091
Employee costs	131,947	5,581	137,528	134,677	5,219	139,896
Other operating expenses	63,700	10,913	74,613	74,995	11,058	86,053
Title losses and related claims	21,541	-	21,541	18,786	-	18,786
Depreciation and amortization	3,733	328	4,061	5,048	727	5,775
Interest	-	622	622		1,124	1,124
	449,641	17,444	467,085	424,597	18,128	442,725
Income (loss) before taxes	54,795	(5,775)	49,020	39,039	(9,689)	29,350

Six months ended:	June 30, 2020			June 30, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	935,913	16,616	952,529	834,810	22,080	856,890
Investment income	9,503	-	9,503	9,879	-	9,879
Net realized and unrealized (losses) gains	(6,541)	514	(6,027)	3,385	441	3,826
	938,875	17,130	956,005	848,074	22,521	870,595
Expenses:
Amounts retained by agencies	428,086	-	428,086	367,586	-	367,586
Employee costs	262,583	10,597	273,180	257,733	11,418	269,151
Other operating expenses	130,851	15,622	146,473	139,421	23,786	163,207
Title losses and related claims	40,172	-	40,172	34,473	-	34,473
Depreciation and amortization	7,554	738	8,292	10,200	1,564	11,764
Interest	-	1,513	1,513		2,288	2,288
	869,246	28,470	897,716	809,413	39,056	848,469
Income (loss) before taxes	69,629	(11,340)	58,289	38,661	(16,535)	22,126

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and other non-operating costs such as merger expenses, cost initiative severance expenses, office closure costs and litigation expenses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and six months ended June 30, 2020 and 2019 (dollars in millions, except share and per share amounts).

	Quarter Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

Total revenues	516.1	472.1		956.0	870.6
Less: Net realized and unrealized gains (losses)	5.1	0.4		(6.0)	3.8
Adjusted revenues	511.0	471.7	8%	962.0	866.8	11%

Net income attributable to Stewart	34.1	19.3		39.3	12.5
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(5.1)	(0.4)		6.0	(3.8)
Cost initiatives severance expenses	2.8	-		2.8	-
FNF merger-related expenses	-	3.7		-	5.7
Other non-operating charges	-	-		-	1.5
Net tax effects of non-GAAP adjustments	0.6	(0.9)		(2.2)	(0.9)
Non-GAAP adjustments, after taxes	(1.7)	2.4		6.6	2.5
Adjusted net income attributable to Stewart	32.5	21.7	50%	45.9	15.0	206%

Diluted average shares outstanding (000)	23,756	23,758		23,757	23,750
Adjusted net income per share	1.37	0.91		1.93	0.63

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360